EXHIBIT 10.1

                              CONSULTING AGREEMENT


                  This Agreement is made this 17th day of June, 2005, by and among Zhao Wei (the "Consultant"), an individual with a business address at Trustnet (Samoa) Limited, TrustNet Chambers, Lotemau Centre, P.O. Box 1225, Apia, SAMOA; Expert Network (Shenzhen) Company Limited (the "Company"), with offices at 31/F Development Centre, 2010 Renminnan Road, Shenzhen, China and its parent company, China Expert Technology, Inc., a Nevada corporation, with offices at Rm. 2703-4, Great Eagle Centre, 23 Harbor Road, Wanchai, Hong Kong (the "Parent").

                               W I T N E S S E T H

                  WHEREAS, the Company provides large-scale IT network infrastructure construction services, consisting of both "software" (applied software and structure) and "hardware" (network and equipment) in the People's Republic of China (the "Territory") targeted primarily at "e-Government" solutions. "e-Government" is the integration of modern information and communication technologies to create an IT network platform to optimize and manage governmental administrative functions; and

                  WHEREAS, the Consultant, provides personally and with aid and assistance of China e-Internet Technologies Limited, independent consultancy services throughout the Territory relating to e-Government implementation services and the sourcing of e-Government contracts with governmental entities; and

                  WHEREAS, the Company wishes to engage the Consultant to provide consulting services to the Company within the Territory, all pursuant to the terms and conditions hereinafter set forth.

                  NOW THEREFORE, in consideration of the foregoing, and the mutual covenants and agreements set forth herein, the parties hereto agree, intending to be legally bound, as follows:

                  1. Engagement of Consultant. Subject to the terms of this Agreement, the Company hereby engages the Consultant to provide, and the Consultant agrees to provide, consulting services (the "Consulting Services") to the Company within the Territory, including, without limitation, the following:
(a) sourcing of e-Government contracts (each, an "e-Government Contract") for the Company with governmental entities (the "Clients"); (b) preparing feasibility studies related thereto; (c) evaluating, negotiating, planning, developing and assessing the e-Government network infrastructure implementation plan relating to each e-Government Contract and (d) providing on-going technical support and ancillary services for each e-Government Contract.

                  2. e-Government Contracts. Attached hereto as Exhibit A, is a summary of the financial terms of each e-Government Contract that has or will be sourced to the Company by the Consultant during the term of this Agreement. Exhibit A may be amended from time to time with on the mutual agreement of the parties.
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                  3. Commissions.

                  (a) Amount. Upon the execution of an e-Government Contract, as consideration for the Consulting Services, the Consultant will be entitled to a commission equal to ten percent (10%) of the Gross Profit (as hereinafter defined) of such e-Government Contract (the "Commission") payable to the Consultant by the Company within thirty (30) days after the execution date of such e-Government Contract. The Commission shall be payable, at sole discretion of the Company, by delivery of, either: (a) cash or (b) a number of shares of common stock of the Parent having an agreed upon aggregate value equal to the Commission (the "S-8 Shares"), that have been registered for resale by the Parent by the filing of a Form S-8 pursuant to the Securities Act of 1933, as amended (the "Act").

                  (b) Definitions.

                           (i) "Gross Profit" is hereby defined as the EBITDAA
for the e-Government Contract as
determined by the Company in accordance with United States generally accepted accounting principles consistently applied and agreed to by the Consultant by signing where indicated on Exhibit A, as amended.

                           (ii) "EBITDAA" means earnings from the e-Government
Contract less direct expenses for
products and services (excluding the Commission) incurred in the ordinary course to effect the execution of the e-Government Contract, before taking account any allocable amounts of: (A) interest, taxes, depreciation and amortization expenses; and (B) general advertising, public relations and promotional expenses and general and administrative expenses relating thereto.

                  (c) Effect of Client Withdrawal. In the event that a Client withdraws its business from the Company or terminates its e-Government Contract with the Company, no refund of any part of the Commission paid to the Consultant is required in any event.

                  4. Term. The term of this Agreement (the "Term") shall commence on the date hereof and shall continue indefinitely, unless and until terminated on thirty (30) days prior written notice given by a party to the other party. Upon termination of this Agreement, save for breach or rights accrued prior to termination, neither party shall have any rights or obligations with respect to the other, except with regard to the requirements imposed in Sections 3, 5, 6, 7, 8, 12, 13 and 16 herein which survive termination of this Agreement.

                  5. Non-Competition.

                  (a) The Consultant acknowledges that the Consulting Services are special, unique and extraordinary to the Company's business, and that he may during the Term hereof obtain confidential information of the Company's trade secrets, devices, software, production materials, algorithms, designs, technology, ideas, know-how, compositions, data, techniques, improvements, inventions (whether patentable or not), works of authorship, business and product development plans, the salaries and terms of compensation of the Company's employees, other consultants, customers and other information concerning the Company's actual or anticipated business, research or development, formulae, processes, codes, machinery and patterns (collectively, "Confidential Information"), the use or revelation of which by the Consultant during his consultancy or after the termination of the consultancy hereunder, might, would or could injure or cause injury to the Company's business. Accordingly, the Consultant agrees that he will forever keep secret and inviolate any knowledge or information as to any Confidential Information and will not utilize the same for his private benefit or directly or indirectly for the benefit of others and he will never disclose such secret knowledge or information to anyone else. The foregoing shall not be applicable to any information which now is or hereafter shall be in the public domain other than as a result of a disclosure by the Consultant, is in the possession of the Consultant prior to the date of rendering any services to the Company and was not received directly or indirectly from the Company, or is independently developed by the Consultant without the use of information received directly or indirectly from the Company.

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                  (b) Further, upon the termination of this Agreement, by the
Company pursuant to Sections 8(a), (b) or (c) or upon the Consultant's voluntary resignation or upon the expiration of the Term hereof, the Consultant will not engage in any business in competition with the business of the Company within the Territory, nor directly or indirectly perform services for any person, firm or corporation engaged in such a competitive business in such territory for a period of twelve (12) months following such termination of his consultancy.

                  (c) Subsequent to the termination of this Agreement and for the period set forth in Section 5(b) hereof, the Consultant will not interfere with or disrupt or attempt to disrupt the Company's business relationship with any Clients or any of its other customers, vendors or suppliers or solicit any of the consultants or employees of the Company to leave the employ of the Company.

                  6. Public Announcements; Non-Disparagement. All press releases and public announcements relating to this Agreement will be subject to the Company's prior written approval. Nothing contained herein shall be construed as permitting either party to use or exploit the intellectual property including, trademarks tradenames or logos of the other, except with the other party's written consent. Each party hereto shall refrain from making any negative or otherwise disparaging written or oral comment about the other to any third parties.

                  7. Inventions; Company's Rights. Every invention, discovery or improvement made or conceived by the Consultant during his consultancy to the Company, whenever or wherever made or conceived, and whether or not during business hours, of any product, article, appliance, software, tool, device, formula, process, machinery or pattern which constitutes an improvement, on those heretofore, now or at any time during his consultancy, utilized by the Company in connection with its e-Government business heretofore or now or hereafter provided by the Company, shall be and continue to remain the Company's exclusive property, without any added compensation, and upon the conception of any and every such invention, discovery or improvement and without waiting to perfect or complete it, the Consultant promises and agrees that he will immediately disclose it to the Company and to no one else and thenceforth will treat it as the property and secret of the Company. The Consultant will also execute any instruments requested from time to time by the Company to vest in it complete title and ownership to such invention, discovery or improvement and will, at the request of the Company, do such acts and execute such instruments as letters patent in the United States and other countries, for such invention, discovery or improvement and for the purpose of vesting title thereto in the Company, all without any reimbursement for expenses or otherwise and without any additional compensation of any kind to the Consultant.

                  8. Injunction.

                  (a) Should the Consultant at any time reveal or threaten to reveal any such secret knowledge or information, or during any restricted period, engage or threaten to engage in any business in competition with that of the Company as prohibited by this Agreement, or perform or threaten to perform any services for anyone engaged in such competitive business, or in any way violate or threaten to violate any of the provisions of this Agreement, the Company shall be entitled to an injunction restraining the Consultant from doing or continuing to do or performing any such acts, and the Consultant hereby consents to the issuance of such an injunction.

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                  (b) In the event that a proceeding is brought in equity to enforce the provisions of this Section, the Consultant shall not urge as a defense that there is an adequate remedy at law, nor shall the Company be prevented from seeking any other remedies which may be available.

                  (c) The existence of any claim or cause of action by the Company against the Consultant, or by the Consultant against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the foregoing restrictive covenants but shall be litigated separately.

                  (d) The provisions of this Section shall survive termination of this Agreement.

                  9. Prior Agreements/Entire Agreement.

                  (a) The Consultant represents that he is not now under any written agreement, nor has he previously, at any time, entered into any agreement with any person, firm or corporation, which would or could in any manner preclude or prevent him from giving freely and the Company receiving the exclusive benefit of the Consulting Services. All prior agreements between the Company and the Consultant, whether written or oral, are hereby terminated and superseded by this Agreement in all respects and each party hereto releases the other party from any and all obligations or liabilities arising out of or in connection with any such agreement. No subsequent action or omission by either the Company or Consultant shall revive any such prior employment agreement.

                  (b) This Agreement constitutes the entire agreement of the parties hereto regarding the subject matter hereof and supersedes all prior agreements and understandings, written or oral, between the parties.

                  (c) In consideration of the covenants contained herein, the Company, for itself, its successors and assigns, hereby releases and discharges the Consultant, his heirs, legal representatives and his estate, from any claim, suit, action, proceeding, obligation or liability heretofore existing or created, it being understood that such release does not apply to the terms, conditions and obligations created under and by virtue of this Agreement.

                  (d) In consideration of the covenants contained herein, the Consultant, for himself, his successors and assigns, hereby releases and discharges the Company, its successors, assignees, transferees and legal representatives, from any claim, suit, action, proceeding, obligation or liability heretofore existing or created, it being understood that such release does not apply to the terms, conditions and obligations created under and by virtue of this Agreement and the Exhibits hereto.

                  10. Notices. Any notice required, permitted or desired to be given hereunder shall be deemed to have been sufficiently given or served for all purposes if delivered in person or sent by facsimile transmission (with confirmed copy by first class mail), or sent by registered or certified mail, return receipt requested, postage and fees prepaid, to the parties at their addresses first set forth above. Either party hereto may at any time and from time to time change the address to which notice shall be sent hereunder by notice to the other party given under this Section. The date of the giving of any notice sent by mail shall be the date of the posting.

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                  11. Assignment; Binding Effect. This Agreement constitutes a personal service agreement, and the performance of the Consultant's obligations hereunder may not be transferred or assigned by the Consultant. The Consultant specifically acknowledges and agrees that the Company may assign its rights and its obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the Consultant and the Company, and the Company's legal representatives, successors and assigns.

                  12. Governing Law. This Agreement shall be governed by the laws of the State of New York and applicable federal laws of the United States of America, without regard to any provisions therein relating to choice of law. Any and all disputes arising from or relating to this Agreement shall be adjudicated in the federal courts within the State of New York.

                  13. Additional Representations and Warranties. The Consultant shall, as a condition precedent to delivery of any S-8 Shares issued hereunder, deliver a certificate to the Company containing representations and warranties to the Company and the Parent in substantially the form set forth in Exhibit B hereto.

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                  14. Securities Act Legend. Notwithstanding the requirements of
Section 3(a), and only in the event the certificates evidencing the S-8 Shares are issued prior to the effectiveness of the registration of the S-8 Shares, such certificates will bear the following legend:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, AND BASED ON AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT THE PROVISIONS OF REGULATION S HAVE BEEN SATISFIED, (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (3) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

                  15. Other Legends. The certificates representing the S-8 Shares, and each certificate issued in transfer thereof, will also bear any other legend required under any applicable law, including, without limitation, any United States, state corporate and state securities law, or contract.

                  16. Indemnification. Each party shall indemnify and keep harmless the other from and against all losses, damages, judgments, awards, costs, fees and expenses, including reasonable attorneys' fees and expenses, arising from or in connection with the services performed by the other to the Client or in connection with the issuance hereunder of any S-8 Shares.

                  17. No Joint Venture; Independent Contractor. Nothing contained herein shall constitute a joint venture, partnership or franchise arrangement between the parties. The Consultant shall be considered an independent contractor, not an employee, of the Company and shall be free to conduct its business provided that its conduct of business results in no breach of the terms of this Agreement.

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                  18. Authority. Each party warrants and represents that it has the full power and legal authority to enter into this Agreement and that the performance of this Agreement and proper exercise of the rights granted hereunder will not infringe on the rights of any third party.

                  19. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.


                        Zhao Wei

                        EXPERT NETWORK (SHENZHEN) COMPANY LIMITED


                        By:  /s/ Kung Szechau
                             ---------------------------------------------------
                        Name:    Kung Szechau
                        Title:   Chief Executive Officer and Director


                        CHINA EXPERT TECHNOLOGY, INC.


                        By:  /s/ Zhu Xiaoxin
                             ---------------------------------------------------
                        Name:    Zhu Xiaoxin
                        Title:   Chief Executive Officer, President and Director


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                                    Exhibit A

I.       e-Government contract with Huian County Government, PRC

         The Company and Huian County Government entered into a definitive agreement on June 17, 2005 with Huian County Government, Fujian Province, China to provide e-Government consulting services (the "Huian e-Government Contract"). In accordance with Sections 1(a)-(c) of the Agreement, the Consultant sourced the Huian e-Government Contract, (b) prepared a feasibility study related thereto and (c) evaluated, negotiated, planned, developed and assessed the e-Government network infrastructure implementation plan relating to the Huian e-Government Contract. The Huian e-Government Contract provides for total consideration of RMB 143,000,000 (US$17,439,024, at an exchange rate of 8.2). The Gross Profit thereon has been agreed by the Company and the Consultant to be forty percent (40%) of the total contract consideration due to the Company.

         Calculation of Consultant's Commission under the Huian County e-government Contract

         Based on a Gross Profit of forty percent (40%) of RMB143,000,000 (US$17,439,024) or RMB 57,200,000 (US$6,975,610), the Commission, calculated at
10% of Gross Profit, equals RMB 5,720,000 (US$697,561). The Company has exercised its discretion to pay the Commission with One Million Fifty-Six Thousand Nine Hundred Eleven (1,056,911) S-8 Shares at an agreed upon value of US$0.66 per share (namely the average closing price for the Parent's stock on the five (5) business days immediately preceding the Huian e-Government Contract execution date).

                    ommissions Accepted and Agreed this 17th day of June, 2005.




                    Zhao Wei

                    EXPERT NETWORK (SHENZHEN) COMPANY LIMITED


                    By:  /s/ Kung Szechau
                         -------------------------------------------------------
                    Name:    Kung Szechau
                    Title:   Chief Executive Officer and Director


                    CHINA EXPERT TECHNOLOGY, INC.


                    By:  /s/ Zhu Xiaoxin
                         -------------------------------------------------------
                    Name:    Zhu Xiaoxin
                    Title:   Chief Executive Officer, President and Director


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                                    Exhibit B

                            Consultant's Certificate

         I, Zhao Wei (the "Consultant") hereby certify to Expert Network (Shenzhen) Company Limited (the "Company") and China Expert Technology, Inc., a Nevada corporation (the "Parent") that in connection with the issuance of S-8 Shares as payment for Consulting Services pursuant to that certain Consulting Agreement dated as of June 17, 2005 by and among the Consultant, the Company and the Parent, as follows:
1. The Consultant is an individual and is not affiliated with the Company or the Parent except for the subject matter of the Consulting Agreement.
2. The Consultant acknowledges that as consideration of the receipt of the S-8 Shares he has provided "bona fide" services to the Company solely in furtherance of the Company's e-Government business in the Territory and in no way relating to the promotion or sale of the Parent's securities.
3. The Consultant is not acquiring the S-8 Shares for the account or benefit of the Company or the Parent, or with a view towards distribution to any person, in violation of the registration requirements of the Act.
4. The Consultant is acquiring the S-8 Shares for his own account, has no present plan or intention to sell the S-8 Shares at any predetermined time, has made no predetermined arrangements to sell the S-8 Shares and is not acting as a distributor or underwriter of such securities.
5. The Consultant is not acquiring the S-8 Shares in a transaction (or an element of a series of transactions) that is part of any plan or scheme to evade the registration provisions of the Act.
6. The Consultant understands the various risks of ownership of the S-8 Shares and can afford to bear such risks for an indefinite period of time, including, without limitation, the risk of losing its entire investment in the S-8 Shares.
7. The Consultant understands and acknowledges that the S-8 Shares have not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning the Company that has been supplied to the Consultant and that any representation to the contrary is a criminal offense.
8. The Consultant acknowledges that the representations, warranties and agreements made by the Consultant herein shall survive the execution and delivery of this Agreement.

Dated: June 17, 2005

                                                      /s/ Zhao Wei
                                                      --------------------------
                                                      Zhao Wei